Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-270503) and Form S-8 (No. 333-270524) of our report dated April 8, 2024 relating to the consolidated financial statements of HeartCore Enterprises, Inc., which appears in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ MaloneBailey, LLP
www.malonebailey.com
Tokyo, Japan
April 8, 2024